Exhibit 4.6

SECOND AMENDMENT TO THE

TUCSON ELECTRIC POWER COMPANY

401(k) PLAN

Tucson Electric Power Company (the “Company”) maintains the Tucson Electric Power Company 401(k) Plan (the “Plan”).  The Plan was most recently amended and restated in its entirety effective as of January 1, 2015.  The Plan was subsequently amended on one occasion.  By this instrument, the Company intends to amend the Plan as set forth below.

1.                                      This Second Amendment shall be effective as of the date on which it is executed (the “Effective Date”).

2.                                      This Second Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended by this Second Amendment shall continue in full force and effect.  Notwithstanding the foregoing, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Second Amendment.

3.                                      Section 1.2 (Definitions) of the Plan is hereby amended by adding the following new definitions to the end thereof:

(zz) “Insider” shall mean any officer of UNS or any of its affiliates with the title of Vice-President or higher.

4.                                      Section 4.2(d) (Investment Funds; Accounts in General) of the Plan is hereby amended and restated to read as follows:

(d)                                 Effective as of September 4, 2018, the following special limitations on investment in Fortis Inc. Stock shall apply.

(1)                                 A Participant may not direct that more than 20% of his or her Compensation Deferral Contributions and/or Company Matching Contributions be invested in the Fortis Inc. Stock Fund.  As of the Effective Date, an Insider is prohibited from directing any amount of his or her Compensation Deferral Contributions and/or Company Matching Contributions into the Fortis Inc. Stock Fund; however, an Insider may direct the transfer of amounts from a Fund into the Fortis Inc. Stock Fund in accordance with paragraph (2) and in accordance with the insider trading policy.

(2)                                 A Participant may not direct the transfer of amounts from a Fund into the Fortis Inc. Stock Fund if and to the extent that such transfer would cause the value of the Participant’s Fortis Inc. Stock Fund to exceed 20% of the total value of all of the Participant’s Accounts under the Plan as of the date the transfer is made.

(3)                                 If a Participant’s Fortis Inc. Stock Fund exceeds 20% of the total value of all of the Participant’s Accounts under the Plan, nothing in this paragraph (3) shall require the Participant to divest amounts in excess of 20% from the Participant’s Fortis Inc. Stock Fund.  Pursuant to paragraph (1) above, the Participant (other than an Insider) may not invest more than 20% of future Compensation Deferral Contributions and/or Company Matching Contributions in the Fortis Inc. Stock Fund.  Further, pursuant to paragraph (2) above, a Participant may not transfer amounts from another Fund to the Fortis Inc. Stock Fund unless and until the value of the Participant’s Fortis Inc. Stock Fund is less than 20% of the total value of the Participant’s Accounts under the Plan.

(4)                                 The amount of the Trust Fund’s assets that may be invested in Fortis Inc. Stock will be the amount selected by the Participants to be so invested.

(5)                                 The Committee and/or the Trustee may promulgate uniform and nondiscriminatory rules regarding the implementation and application of the limit on investment in the Fortis Inc. Stock Fund imposed by this subsection (d).

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized representative and the Union has caused this Second Amendment to be executed by the duly authorized representative of Local No. 1116, I.B.E.W. on this 30th day of October, 2018.

TUCSON ELECTRIC POWER COMPANY

By:	/s/ David G. Hutchens
	Its:	President and Chief Executive Officer

INTERNATIONAL BROTHERHOOD OF
ELECTRICAL WORKERS LOCAL NO. 1116

By:	/s/ Charles Scott Northrup
	Its:	Business Manager/Financial Secretary IBEW 1116